HK WEAVER GROUP LIMITED
Registered Address: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands


Our ref.:  ATG/L0001

The Ashton Technology Group, Inc.
11 Penn Center
1935 Market Street
Suite 420
Philadelphia, PA 19103
USA

Attn.:   Mr. William W. Uchimoto
         -----------------------

January 30, 2002


Dear Sirs,

SHORT-TERM BRIDGING LOAN - PRINCIPAL SUM OF US$500,000.00

We are pleased to offer to grant to you, The Ashton Technology Group, Inc. (the "BORROWER"), the above-captioned loan facility on the following terms:-

1.       Loan Amount
         -----------

         Subject to the terms and conditions of this letter, HK Weaver Group Limited (the "LENDER") agrees to make available to the Borrower a non-revolving loan facility in the total amount of US$500,000.00 (Five Hundred Thousand United States Dollars) (the "LOAN").

2.       Purpose
         -------

         The Loan is solely to finance the short-term fund requirement of the Borrower.

3.       Drawdown
         --------

         Subject to:-

         (a) the satisfactory fulfillment of all the conditions referred to in clause 6 of this letter each in a form and substance satisfactory to us;

         (b) the representations and warranties in clause 12 are true and correct as if reported on and as of the time of the making of the Loan by reference to the facts and circumstances existing at such time;

         (c) a notice of drawing duly signed by the Borrower shall have been received by us at least two business days before the date of the intended drawing, unless otherwise agreed by us for a shorter period of notice; and

         (d) on the date of drawdown, the Loan has not been terminated in accordance with clause 4 of this letter.

         the Borrower may, on any business day on or before March 30, 2002, make a single drawing of the full amount of the Loan or make multiple drawings in $50,000 increments of any part of the Loan granted. To avoid any doubt, the total amount drawn down shall not exceed the amount of the Loan.

         In this letter, "business day" means any day on which The Hongkong and Shanghai Banking Corporation Limited is open for business in Hong Kong.

4.       Term
         ----

         Subject to clause 9, the Loan shall be repayable on or before March 30, 2002 (Hong Kong time) or the date on which the OTSH and Ashton
         Technology Group, Inc. transaction was approved by the relevant parties, whichever is the earlier (the "MATURITY"). Upon Maturity, you shall repay all or the remaining balance of the Loan and all other amounts payable by you under this letter and the Security Documents (insofar as the same has not been repaid to us). Early repayment of all or any parts of the Loan is allowed.

         We reserve the absolute overriding right to terminate and/or demand repayment of all or any part of the outstanding amounts of the Loan, and all other amounts payable under this letter or under any of the Security Documents (the "INDEBTEDNESS") in the event of any breach by the Borrower of its obligation hereunder or under any of the Securities Documents (as hereinafter defined), by giving written notice to the Borrower. Upon the giving of such notice by us, the Indebtedness shall become immediately due and payable on the date of repayment demanded in such notice.

         Notwithstanding any other provision of this letter or any of the Security Documents (as defined in clause 5 of this letter), the Loan and the terms and conditions set out in this letter shall be subject to our absolute right to review and modify at any time and from time to time.

5.       Security
         --------

         As security for the Indebtedness, we would require:

         (i) a post-dated cheque payable to "HK Weaver Group Limited" in the amount of US$500,000.00 (the "POST-DATED CHEQUE") to be dated no later than March 30, 2002;

         (ii) a Share Mortgage to be executed by the Borrower in which the Borrower, as beneficial owner, mortgages by way of a first legal mortgage all its rights, titles, benefits, interest in the 47,000,000 fully paid shares in Kingsway ATG Asia Limited (the "CHARGED SHARES"); and

         (iii)    original  share  certificates,   bought  and  sold  notes  and
                  instruments of transfer for the Charged Shares signed by the Borrower as transferor.

         The security documents mentioned above and any further documents, which may hereafter or subsequently be entered into as security for the Indebtedness, are hereafter collectively referred to as the "SECURITY DOCUMENTS".

6.       Conditions precedent
         --------------------

         The Borrower shall perform, deliver or procure to be performed or delivered to us the following documents on or before the date of drawdown of the Loan or within such time limit as we may have otherwise specified:

         (i) a copy of this letter duly executed by the Borrower for its agreement to the terms and conditions herein and returned to us. The Borrower shall duly execute all the Security Documents to which the Borrower is a party in our favour as security to the Loan and deliver to us all the documents required to be deposited with us pursuant to the terms hereof;

         (ii) the Post-Dated Cheque payable to HK Weaver Group Limited in the amount of US$500,000.00;

         (iii) copies, certified as true and complete by a director of the Borrower, of the resolutions of its directors and (if required by our legal counsel) of resolutions of its member(s) approving the Loan and appointing authorised signatory to execute this letter and all relevant Security Documents to which it is a party;

         (iv) the share certificates and the signed bought and sold notes and instruments of transfer for the Charged Shares; and

         (v) a notice of drawing down signed by the Borrower and delivered to us.

         The above conditions will be for our sole benefit and we may waive any or all of them at our discretion without prejudice to any other terms herein contained.

7.       No Interest
         -----------

         No interest shall accrue on this Loan in light of other consideration granted herein from Borrower to Lenders.

         The Borrower shall bear all the taxes, if any, either directly or indirectly or by withholding imposed on the interest by the U.S. Government and any fee and charge whatsoever in relation to the payment of interest to the Lender.

8.       Fees and other Charges
         ----------------------

         (i) The Borrower shall pay to us an arrangement and documentation fee of US$5,000.00 upon the acceptance by the Borrower of this letter. The fee will be deducted directly from the amount drawn down by the Borrower

         (ii) The Borrower shall indemnify us on a full indemnity basis in respect of all legal costs and any other expenses incurred by us in arranging and preparing the Loan, this letter and the Security Documents and in enforcing any provision in this letter and in any of the Security Documents against the Borrower or otherwise in securing the repayment of the Loan, together with any losses or damages incurred or suffered by us as a result of any enforcement.

9.       Repayment
         ---------

         The legal costs and any other expenses incurred by us in arranging and preparing this letter, the Loan and the Security Documents and in enforcing any provision in this letter and in any of the Security Documents against the Borrower or otherwise in securing the repayment of the Loan and all other amounts than the principal payable by the Borrower under this letter and the Security Documents shall be immediately due and payable by the Borrower upon our demand for payment.

         Upon Maturity of the Loan or upon the demand of us for full repayment of the Loan, the Borrower shall repay to us, on or before the date of Maturity or the date specified by us for the full repayment of the Loan, the full principal amount of the Loan or the balance thereof for the time being outstanding together with all other moneys owing or payable to us hereunder and under the Security Documents (insofar as the same is not repaid to us).

         The Borrower shall make timely payments to us of all the amounts which are due for payment hereunder and under the Security Documents.

         We have the right to present the Post-Dated Cheque to the bank for payment for satisfaction of any amount due by the Borrower to us hereunder or under any Security Documents

         The repayment made by the Borrower shall be first applied to repay the other amounts than the principal payable by the Borrower under this letter and the Security Documents and, then, repayment and the excess remaining balance of the repayment, if any, shall then be applied to repay the principal amount of the Loan.

10.      Enforcement of Security
         -----------------------

         If the Indebtedness has not been repaid in full immediately at Maturity or in the event of Borrower declaring or being forced into bankruptcy, the security hereby constituted and the security constituted by the Security Documents shall become enforceable as against the Borrower.

11.      Post-Dated  Cheque
         ------------------

         The Borrower hereby agrees that we are authorised to present the Post-Dated Cheque delivered to us hereunder for the repayment of the principal of the Loan and/or any amount due by the Borrower to us under this letter and any of the Security Documents. Our presentation of the Post-Dated Cheque for payment shall not prejudice any of our rights and/or remedies against the Borrower.

12.      Charged Shares
         --------------

         If the Post-Dated Cheque was bounced by the bank on presentation, the Lender shall have the absolute right to execute the bought and sold notes and instruments of transfer in favour of itself, its nominee or third parties. The execution of bought and sold notes and instruments of transfer shall not prejudice any of our rights and/or remedies against the Borrower.

13.      Options and Conversion Right
         ----------------------------

         The Borrower hereby grants to Lenders options to purchase 2 million shares of Borrower's common stock pursuant to the following terms and conditions: (i) the strike price will be the offer price granted to OTSH in accordance with the OTSH and Ashton Technology Group, Inc. transaction ("Transaction"); (ii) options to purchase 500,000 shares will be granted at the end of each three month period following the closing of the Transaction; (iii) options will carry a term of three years from their grant date; and (iv) shares acquired through exercise of such options shall be afforded demand registration rights.

         Lenders agree to convert one-half of the dollar amount of the Indebtedness into five (5) million shares of Borrower's common stock. Lenders have an option to covert the remaining dollar amount of the Indebtedness for a cash loan repayment as per this Agreement or for an additional five (5) million shares of Borrower's common stock, with notification by Lenders to exercise such option provided to Borrower on or before March 30, 2002. Common stock issued by Borrower pursuant to Lender's conversion rights herein, are afforded demand registration rights.

         In case the contemplated Transaction is not realized, the Lender shall have the right to convert all or part of the dollar amount of the Indebtedness into the common stock of the Borrower at an exchange ratio equal to the amount of the Indebtedness divided by the price in the range of US$0.05 to US$0.055 at any time on or before the maturity of the Loan. Common stock issued by Borrower pursuant to Lender's conversion rights herein, are afforded demand registration rights.

13-1.    Additional Loan at Election of Lender
         -------------------------------------

         Once $500,000 has been drawn down by Borrower, Borrower may request Lender to lend an additional $100,000 to Borrower under this Agreement, and such indebtedness shall be repaid by Borrower in U.S. dollars to Lender on or before March 30, 2002. Lender may extend such loan to Borrower at Lender's sole discretion. Lender acknowledges that the Share Mortgage suffices as security for this loan, if extended. All other provisions of this Agreement are applicable to this Section 13-1 so long as they are not expressly inconsistent.

14.      Representations and Warranties
         ------------------------------

         The Borrower hereby makes the following representations and warranties to us-

         (i) the Borrower is a company incorporated with limited liability as a corporation and validly existing under the laws of Delaware, U.S.A., having its business office at 11 Penn Center, 1835 Market Street, Suite 420, Philadelphia, PA 19103, United States of America;

         (ii) the Borrower has the power and authority and the legal capacity to enter into this agreement for the Loan on the terms and conditions hereof and to perform and observe its obligations hereunder and (where applicable) under the relevant Security Documents to which it is a party and has taken all corporate and other actions necessary to authorise the execution and performance of the same, and that the execution and performance of the same will not violate any regulation or provision of its Constitution Documents or By-Laws or any deed or arrangement or other instrument to which the Borrower is a party or which is binding on it or upon any of its assets;

         (iii) the obtaining of the Loan and/or the borrowing hereunder and/or the acceptance of this letter and/or the execution of the relevant Security Documents to which it is a party has been (or when signed will have been) duly authorised by all necessary action of the Borrower under all applicable laws and regulations to which the Borrower is subject. The terms and conditions contained in this letter constitute (or when signed will constitute) valid and legally binding obligations of the Borrower in accordance with its terms;

         (iv) except as disclosed in Schedule 14(iv), the Borrower is neither in default in the payment of any principal on any indebtedness for borrowed money nor is in breach of or in default under any other provision of any indenture, deeds of trusts, agreement or other instrument to which the Borrower is a party and under or subject to which any such indebtedness for borrowed money has been issued and is outstanding and no event, condition or act which with the giving of notice or lapse of time, or both, would constitute an event of default under any such indenture, deed of trust, agreement or other instrument has occurred or is continuing which has not been properly waived or remedied thereunder;

         (v) except as disclosed in Schedule 14(v), no litigation, arbitration or administrative proceeding before or of any court, tribunal, arbitrator or governmental authority is presently taking place, pending or to its knowledge (having made all reasonable enquiries) threatened against the Borrower, or any of its respective properties or assets, which could result in a material adverse change in the business, assets or other conditions of the Borrower;

         (vi) the Charged Shares are beneficially owned by the Borrower and are free from any liens, mortgage, charge or other encumbrances whatsoever other than those disclosed herein; and

         (vii) the above representations and warranties shall continue in full force and effect and shall be deemed to be repeated on each day on which any amount of the Indebtedness remains outstanding by reference to the facts and circumstances then subsisting.

15.      Undertakings
         ------------

         The Borrower hereby covenants and undertakes with us that for so long as the Indebtedness or any part thereof remains outstanding:-

         (i) the Borrower shall pay punctually all sum due to us hereunder and otherwise comply with its obligations hereunder and under the Security Documents;

         (ii) the Borrower shall promptly on reasonable request supply to us such financial or other information relating to the Borrower as we may from time to time request;

         (iii) the Borrower shall promptly on becoming aware of the occurrence of any event or circumstances which might materially and/or adversely affect the Borrower's prospects, business or other conditions (financial or otherwise) or the Borrower's ability to perform its obligations under this letter or under the Security Documents to which it is a party notify us of the same; and

         (iv) the Borrower shall not, without our prior written consent, create or permit to subsist any mortgage, charge, lien, pledge, encumbrances or other security interest over any of its undertaking, properties or assets except for those that have been disclosed in writing to us prior to the date of this letter.

16.      Notice
         ------

         (i) Any notice or other communication given or made under or in connection with the matters contemplated by this letter shall be in writing.

         (ii) Any such notice or other communication shall be addressed as provided in paragraph (iii) and, if so addressed, shall be deemed to have been duly given or made as follows:-

                  (a) if sent by personal delivery, upon delivery at the address of the relevant party;

                  (b)    if sent by post,  two days  after the date of  posting;
                         and

                  (c)    if sent by facsimile, when despatched.

         (iii) The relevant addresses, contact persons and facsimile numbers of our company and the Borrower respectively are:-

                  Name of party     :    HK Weaver Group Limited
                  Attention         :    Mr. Richard Yin
                  Address           :    5th Floor, Hutchison House,
                                         10 Harcourt Road, Central, Hong Kong.
                  Facsimile No.     :    (852) 2869 8867
                  Tel. No.          :    (852) 2283 7777

                  Name of party     :    The Ashton Technology Group, Inc.
                  Attention         :    Mr. William W. Uchimoto
                  Address           :    11 Penn Center, 1835 Market Street
                                         Suite 420, Philadelphia, PA 19103
                                         United States of America
                  Facsimile No.     :    (215) 789 3397
                  Tel. No.          :    (215) 789 3300

17.      Other Terms and Conditions

         (i) It is hereby declared and agreed that the repayment and other obligations of the Borrower hereunder and under the relevant Security Documents shall continue in full force and effect and be binding upon the Borrower as upon the survivor or survivors of them or any of them not released by our company from their obligations hereunder and under the relevant Security Documents notwithstanding the liquidation or cessation of business of the Borrower or the release by our company of the Borrower from any or all of their obligations hereunder and under the relevant Security Documents and no arrangement between the Borrower, its successor or assigns shall prejudice the right of our company to pursue the remedies against any one or more of them and in such order and manner as our company may think fit and the relationship between our company on the one hand and the Borrower on the other shall be that of principal and debtors and no giving of time or indulgence to or release of the Borrower shall affect the right of our company to pursue the remedies against the other or others as if such giving of time indulgence or release had not been made.

         (ii) The Borrower shall, from time to time and at any time, execute and do all such transfers, assignments, assurances, acts and things as we may require for perfecting the security intended to be hereby constituted or constituted by the Security Documents or for facilitating the exercise by us of all the powers, authorities and discretions hereby conferred on us.

         (iii) The Borrower hereby irrevocably and by way of security appoints us to be its/their attorney (with full power of substitution) and in its/their name(s) and on its/their behalf/behalves after the security constituted hereunder or under the Security Documents shall become enforceable to execute, sign and do all deeds, instruments, acts and things whatsoever including taking legal proceedings which it shall in our reasonable opinion (whose opinion shall be conclusive and binding upon the Borrower) be necessary or expedient that the Borrower should execute sign or do for the purpose of carrying out any of its obligations hereby declared or imposed upon the Borrower or for giving to us the full benefit of any of the provision hereof. The Borrower covenants that it will ratify and confirm all that the attorney shall lawfully do or cause to be done by virtue of these presents.

         (iv) A certificate in writing signed by an authorised officer of our company as to the amount owing from the Borrower from time to time shall, in the absence of manifest error, be conclusive and binding on the Borrower.

         (v) All payments made by the Borrower to us are to be made in the currency of the Loan in immediately available and fully transferable funds without set-off or counterclaim and free and clear of and without withholding or deduction for any and all present or future taxes, duties or other charges.

         (vi) No waiver of any of our rights or powers or any consent by us shall be valid unless signed by us in writing. Any time or indulgence given by us to the Borrower or any other person shall not be construed as any waiver of our rights or remedies hereunder. Time shall be of the essence of this letter but no failure or delay by us in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise preclude any other rights, powers or privileges. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies provided by law or any other rights we may have.

         (vii) If at any time any provision of this letter is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity and enforceability of such provision under the law of any other jurisdiction, and of the remaining provisions hereof, shall not be affected or impaired thereby.

         (viii) This letter shall enure to the benefit of our company and our permitted assigns. The Borrower shall not be entitled to assign or  transfer  all or any of its  rights,  benefits  and obligations hereunder and/or under any or the Security Documents. We may, at any time, assign all or any part of our rights and benefits hereunder and/or under any of the Security Documents and may disclose to any actual or potential assignee or to any person who may otherwise enter into contractual relations with us in relation to this letter such information about the Borrower and/or any party to the Security Documents as we shall consider appropriate.

         (ix) This letter shall be governed by any construed in accordance with the laws of Hong Kong Special Administrative Region ("Hong Kong SAR"). The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong SAR.

If you agree to accept the above terms, please sign the duplicate of this letter as indicated below.

Yours faithfully,
For and on behalf of
HK Weaver Group Limited

/s/ Richard Yin
---------------
Richard Yin
Director


Agreed and accepted by:-

For and on behalf of
The Ashton Technology Group, Inc.



/s/ William W. Uchimoto
-----------------------
The Borrower

Name :      William W. Uchimoto
Capacity:   EVP and General Counsel

                                NOTICE OF DRAWING

Your ref: ATG/L0001



To     : HK Weaver Group Limited
         5th Floor, Hutchison House,
         10 Harcourt Road,
         Central, Hong Kong

Attn.:   Mr. Richard Yin

Dear Sirs,

Loan Facility Letter dated January 30, 2002 (the "FACILITY LETTER") Drawdown notice for the Loan of US$500,000.00 (the "LOAN")

We refer to the captioned Facility Letter duly accepted by us and hereby give you notice that we wish to make, under the Facility Letter, a drawing of the Loan in the sum of US$500,000.00 (the "LOAN DRAWING AMOUNT") on [ ] (the "DATE OF DRAWING").

We should be grateful if you could remit the Loan Drawing Amount to our bank account on the Date of Drawing.

Yours faithfully,

For and on behalf of
The Ashton Technology Group, Inc.



--------------------------------
The Borrower
Name          :
Capacity      :